UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 24, 2010

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other	(Commission	(IRS Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

This Form 8-K/A is being filed to correct a typographical error in the Current Report on Form 8-K filed by CTC Media, Inc. (the “Company”) with the U.S. Securities and Exchange Commission on March 2, 2010 (the “Original 8-K”).  Specifically, the Original 8-K incorrectly stated the exercise prices of the First Tranche, Second Tranche and Third Tranche shares (as defined below) in the second paragraph of the section captioned “Withdrawal of Proposed Amendment”.

The full text of the Original 8-K, with the correct exercise prices referenced above, is set forth below.

CEO Option Agreement

Overview

The Compensation Committee of the Board of Directors of the Company, upon authority delegated by the full Board of Directors, has resolved that the Company will not seek stockholder approval of a proposed amendment to the exercise prices and vesting terms of a stock option granted to Anton Kudryashov, the Company’s Chief Executive Office.  Accordingly such proposed amendment will not become effective.  Below is a description of the terms of the option agreement, as well as the terms of the proposed amendment.

Option Agreement

On November 12, 2008, the Company filed a Report on Form 8-K announcing that the Company and Mr. Kudryashov had entered into an option agreement pursuant to which the Company granted to Mr. Kudryashov an inducement option to purchase up to 3,042,482 shares of the Company’s common stock (the “Option”).  The Option is divided into three tranches.

The first tranche (the “First Tranche”) is an option to purchase up to 1,521,241 shares of common stock, which originally was subject to vesting over a three-year period. The exercise price for these option shares was originally $22.07 per share and was set on the basis of the average of the official closing price per share of the common stock (as reported by Nasdaq) measured over the 20 trading days before Mr. Kudryashov’s August 4, 2008 start date as the Company’s Chief Executive Officer.

The second tranche (the “Second Tranche”) is an option to purchase up to 760,621 shares of common stock.  That option is further divided into three equal sub-tranches, where vesting is subject to the Company achieving certain revenue growth objectives in 2009, 2010 and 2011. The exercise price for these option shares was originally $5.49 per share, which was the official closing price per share of the Company’s common stock on January 2, 2009, as reported by Nasdaq.

The third tranche (the “Third Tranche”) is an option to purchase up to 760,620 shares of common stock. That option is further divided into three equal sub-tranches, where vesting is subject to certain performance objectives in 2009, 2010 and 2011.  The exercise price for these option shares was originally $5.49 per share, which was the official close price per share of the common stock on January 2, 2009, as reported by Nasdaq.

Proposed Amendment

On July 30, 2009, the Compensation Committee approved an amendment to the exercise price in respect of all shares under all three tranches of the Option.  Pursuant to the amendment, the exercise price for all shares under the Option was to be $13.60, which was the official closing price per share of the common stock (as reported by Nasdaq) on August 11, 2009, the first full trading day following the end of the blackout period in connection with the Company’s announcement of its results for the second quarter of the 2009 fiscal year.  In conjunction with the amendment of the applicable exercise prices, the agreement was further amended to provide that the First Tranche shares would be subject to vesting over four years, rather than three years as originally provided.

The foregoing amendment of the Option was subject to, and contingent upon, the approval by the Company’s stockholders at the 2010 annual meeting of stockholders.  MTG Russia AB and Alfa CTC Holdings Limited, which together hold a majority of the Company’s capital stock, indicated in August 2009 that they intended to approve the proposed amendment at the 2010 annual meeting of stockholders.

Withdrawal of Proposed Amendment

On February 24, 2010, MTG Russia AB and Alfa CTC Holdings Limited informed the Company that they no longer intend to approve the foregoing amendment of the Option.  The Company therefore does not intend to submit such matter to the stockholders for approval at the 2010 annual meeting of stockholders.

Accordingly, the exercise price of the First Tranche shares will remain $22.07 per share, and the exercise price of the Second Tranche and Third Tranche shares will remain $5.49 per share.  The vesting period of the First Tranche shares will remain three years, per the original agreement.

The proposed amendment during the quarter ended September 30, 2009 was treated as a modification of the Option and, accordingly, the Company anticipates that it will record total incremental stock-based compensation expense over the remaining vesting period of the Option of approximately $4.2 million as a result of the 2009 modification.  The decision to withdraw the proposed amendment is treated as a further modification of the Option and, accordingly, the Company anticipates that it will record additional stock-based compensation expense over the remaining vesting period of approximately $4.1 million as a result of the 2010 modification.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: March 5, 2010	By:	Boris Podolsky
		Name:	Boris Podolsky
		Title:	Chief Financial Officer